Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	August 13, 2007 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS THIRD QUARTER
AND NINE MONTH RESULTS

CLEVELAND, OH, August 13 Hickok Incorporated (OTC Bulletin Board: HICKA.OB), a Cleveland based supplier of products and services for automotive, locomotive, and aircraft industries, today reported results for the third quarter and nine months ended June 30, 2007.

For the quarter ended June 30, 2007, the Company recorded net income of $31,321 or 2 cents per share, compared with  net income of $293,975 or 24 cents per share, in the same period a year ago. Sales in the third quarter were $2,817,235, down 33% from $4,221,159 a year ago.

In the first nine months, the Company reported a net loss of $1,100,839 or 91 cents per share, compared with net income of $292,506 or 24 cents per share, in the same period a year ago. Sales were$6,549,817, down 38%, compared to $10,537,784 a year ago.

Robert L. Bauman, President and CEO, said that third quarter results although considerably improved over prior fiscal quarters were lower than expected because of component shortages on a large order for a proprietary diagnostic product. He also stated that those shortages are expected to clear soon adding to what he anticipated to be a strong fourth quarter. He further stated that the third quarter ending backlog included the initial order related to a large emissions program of the State of California. The Company is in the final stages of certification of its offering for the program and expects the offering to contribute significantly to both fiscal 2007 and fiscal 2008 operating results. He cautioned the Company continues to rely on these large orders to provide positive operating results and that the timing of these orders was often subject to customer schedules and the Company’s ability to obtain materials.

Backlog at June 30, 2007 was $3,138,000 a decrease of 34% from the backlog of $4,746,000 a year earlier. The decrease was due primarily to decreased orders in automotive diagnostic products of $1,446,000, specifically, $2,468,000 for large OEM customers, $111,000 for  non-emission aftermarket products, offset in part by an increase of approximately $1,133,000 for emission products. Also contributing to the decrease was $146,000 for indicators and gauges. The Company estimates that approximately 93% of the current backlog will be shipped in the last quarter of  fiscal 2007.

The Company's financial position remains strong, with current assets of $7,307,051 that are 3.2 times current liabilities, and no long-term debt. Working capital at June 30, 2007 totaled $4,995,522 and shareholder's equity was $7,997,846 or $6.57 per share.

Hickok provides products and services primarily for automotive, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair, emission testing, and nut-running electronic controls used in manufacturing processes. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications.

Certain statements in this news release, including discussions of management's expectations for fiscal 2007, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS		9 MONTHS
Period ended June 30	2007	2006	2007	2006
Net sales	$2,817,235	$4,221,159	$6,549,817	$10,537,784
Income (loss) before Income tax	47,021	445,475	(1,645,976)	443,306
Income (recovery of) taxes	15,700	151,500	(560,000)	150,800
Income (loss) before cumulative effect of change in accounting principle, net of tax	31,321	293,975	(1,085,976)	292,506
Cumulative effect of change in accounting for stock based compensation, net of tax of $8,000	-	-	14,863	-
Net income (loss)	31,321	293,975	(1,100,839)	292,506

Basic income (loss) per share before cumulative effect of accounting change	.02	.24	(.90)	.24
Basic income (loss) per share	.02	.24	(.91)	.24
Diluted income (loss) per share before cumulative effect of accounting change	.02	.24	(.90)	.24
Diluted income (loss) per share	.02	.24	(.91)	.24

Weighted average shares outstanding	1,212,498	1,211,245	1,211,663	1,211,245